FOR IMMEDIATE RELEASE

Contact: Pete Buzy
Chief Financial Officer
(410) 740-0081

MARTEK ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

REVENUES OF $66.5 MILLION; EARNINGS OF $7.1 MILLION

COLUMBIA, MD – March 9, 2005: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the first fiscal quarter of 2005 (1st Qtr 05), which ended January 31, 2005. For the 1st Qtr 05, revenues of $66.5 million were achieved, up from $35.6 million for the first quarter of fiscal 2004 (1st Qtr 04). For the 1st Qtr 05, Martek generated income before income taxes of $11.1 million compared to income before income taxes of $3.4 million in the 1st Qtr 04. Net income was $7.1 million, or $0.23 per diluted share, for the 1st Qtr 05 compared to net income of $3.4 million, or $0.11 per diluted share, for the 1st Qtr 04. The 1st Qtr 05 net income included an income tax provision of $4.1 million, while no income tax provision was included in the 1st Qtr 04 net income.

“Financially, Martek’s first quarter of 2005 was a good one and the numbers speak for themselves,” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

1st Qtr Consolidated Financial Results

Total revenues for the 1st Qtr 05 were $66.5 million, an increase of $30.9 million or 87% over the 1st Qtr 04. Most of the increase was due to higher sales of nutritional products to the Company’s infant formula licensees. Approximately 90% of Martek’s 1st Qtr 05 product sales were generated from sales of docosahexaenoic acid (DHA) and arachidonic acid (ARA) to four of the Company’s infant formula licensees: Mead Johnson, Abbott Laboratories, Nestle and Wyeth. Included in Martek’s 1st Qtr 05 revenues were sales of DHA for the pregnancy and nursing market, such sales having begun during the fourth quarter of fiscal 2004. Martek has expanded its development as well as its selling, general and administrative activities as it has grown. See below for additional discussion.

Gross profit margin on total revenues was 41% for the 1st Qtr 05 and 38% for the 1st Qtr 04. This gross profit margin improvement for the current quarter was due in part to a decrease in the Company’s overall cost of ARA from DSM Food Specialties B.V. (DSM), Martek’s third-party ARA manufacturer. DSM’s increased U.S. production of ARA was largely responsible for this decrease. Improvements in DHA productivity also served to improve the current period’s gross margin. DHA productivity coupled with further expansion of DSM’s U.S. ARA manufacturing and a reduction in air freight costs should further improve gross profit margin in the second half of fiscal 2005.

Research and development expenses, primarily development, increased by $800,000 or 20% in the 1st Qtr 05 compared to the 1st Qtr 04. The increase was primarily the result of additional efforts in Martek’s internal ARA production and its continuing efforts to lower its DHA production costs. Additionally, costs were incurred from new DHA clinical studies as well as the Martek/SemBioSys plant-based DHA research project.

Selling, general and administrative expenses increased by $2.3 million or 41% during the 1st Qtr 05 over the 1st Qtr 04. The increase was primarily due to additional personnel, legal and insurance costs required to accelerate and manage the Company’s overall growth. Specifically, the Company increased staffing in its business development, food and beverage sales and marketing and finance departments.

Other operating expenses totaled $3.5 million and $500,000 in the 1st Qtr 05 and 1st Qtr 04, respectively. During 1st Qtr 05, the Company began large-scale production trials with certain fermentors and extraction facilities at both Kingstree, South Carolina and Winchester, Kentucky for the production of ARA. These large-scale trials commenced after completion of the ARA technology transfer from DSM to Martek in late fiscal 2004 and generated start-up costs of approximately $2.0 million in the current quarter. Other operating expenses in the current quarter also included costs associated with the expansion in Kingstree and start-up costs related to new extraction technology used in the production of Martek’s food DHA product.

The provision for income taxes totaled $4.1 million in 1st Qtr 05 and has been recorded based upon the Company’s estimated effective tax rate for fiscal 2005. During the fourth quarter of fiscal 2004, the Company reversed its valuation allowance on deferred tax assets totaling $50.8 million. As a result, income tax expense has been recorded based on the 1st Qtr 05 pre-tax income despite the fact that the Company continues to have significant net operating loss carryforwards which will mitigate much of Martek’s cash tax expenditures during fiscal 2005.

Net income of $7.1 million, or $0.23 per share on a diluted basis, was realized in the 1st Qtr 05, compared to net income of $3.4 million, or $0.11 per share on a diluted basis for the 1st Qtr 04.

The Company used cash in operations of $1.5 million in 1st Qtr 05. This was primarily the result of increases in inventory and accounts receivable commensurate with the growth of the overall business partially offset by Martek’s profitability. Capital expenditures for 1st Qtr 05 were $26.3 million, the majority of which related to the expansion of the Kingstree facility to increase output of the Company’s nutritional oils. The Company generated cash flow from financing activities of $49.0 million, primarily due to the issuance of common stock under the Company’s shelf registration which generated net proceeds of $81.5 million, offset by a use of such proceeds to repay $30 million of borrowings under the Company’s revolving credit facility. At the end of the period, Martek had approximately $67.5 million in cash, cash equivalents and short-term investments, an increase of $24.9 million from October 31, 2004, and had available borrowings under the revolving credit facility of $45.0 million.

As noted above, the Company has continued to add manufacturing capacity and expand its business to meet market demand for its products. To support this expansion, Martek increased overall staffing levels. As of January 31, 2005, the Company employed 612 full-time employees, of which 71 were hired during 1st Qtr 05, including 64 working on production or research and development.

Recent Highlights

•	Production and Supply of Nutritional Oils – Since fiscal 2003, the demand for the Company’s nutritional oils for use in infant formula products has continued to exceed production capacity. In response to this and to meet expected demand for other uses, the Company has:

•	Expanded the Kingstree Production Facility – Martek is nearing completion of its extensive expansion in Kingstree for the fermentation and downstream processing of the Company’s nutritional oils. Phase one of this expansion, which included four new fermentors, commenced commercial operation in late 2004 and phase two, which includes four additional fermentors, is complete with respect to construction and commercial operation is expected to commence by the end of the second quarter of fiscal 2005. With this expansion, the expected commencement of downstream ARA processing capacity from a third-party provider and a phase-in of the DSM expansion, as noted below, Martek expects to have production capacity equivalent to approximately $500 million in annualized sales in the second half of fiscal 2005.

•	Arranged for ARA Production at DSM’s Belvidere Facility – DSM commenced ARA production at its Belvidere, New Jersey facility in April 2004. Martek is now receiving approximately 40% of its ARA from DSM’s Belvidere facility. That percentage is expected to grow as DSM completes its current expansion at Belvidere, in phases, over the next 9 to 12 months.

•	Initiated Internal ARA Fermentation and Processing – The Company began internal fermentation of ARA at its Winchester and Kingstree facilities. Furthermore, additional ARA downstream processing capacity is being added through a third-party provider and will be added internally at Kingstree. These additions to Martek’s overall supply chain will reduce the risks inherent in having single suppliers.

•	DHA License and Supply Agreement with Major Food Company – In February 2005, the Company announced that it had entered into a 15 year, non-exclusive DHA license and supply agreement with a major consumer food products company. Under this agreement, the food company will develop foods containing Martek DHA and must purchase, subject to certain exceptions, almost all of its DHA needs from Martek for products in the United States and other designated territories. There are no minimum purchase requirements or other financial commitments to Martek. In products containing Martek DHA, the food company must display the Martek DHA logo on all product packages, print advertisements and certain other promotional materials. While subject to final product selection, food formulation, and consumer testing, the food company intends for the initial product launch to take place in mid-2006.

•	Sale of Common Stock – In January 2005, the Company offered and sold approximately 1.8 million shares of its common stock under its effective shelf registration statement in an underwritten public offering. Martek received net proceeds of approximately $81.5 million from the offering after deducting an underwriting discount and offering expenses. Of these proceeds, $30 million has been used for the partial repayment of debt with the remainder intended to be used for capital expenditures, working capital and general corporate purposes.

•	USDA and HHS Updated Dietary Guidelines – In January 2005, the U.S. Department of Health and Human Services and U.S. Department of Agriculture released updated Dietary Guidelines mentioning for the first time DHA, an omega-3 fatty acid. The 2005 Dietary Guidelines recognize that “limited evidence suggests an association between consumption of fatty acids in fish and reduced risks of mortality from cardiovascular disease for the general population.” In addition, the 2005 Dietary Guidelines recognize that there are other sources of DHA and eicosapentaenoic acid (EPA) that may provide similar cardiovascular benefits, but state that “more research is needed.”

Investor Conference Call Webcast

Investors may listen to Martek’s management discuss the Company’s quarterly earnings and other current business issues on Wednesday, March 9, 2005 at 4:45 p.m. EST by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions. The webcast will be available for replay through the close of business on March 23, 2005.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding future revenue and profit growth, product introductions, growth in nutritional product sales, production expansion, margin and productivity improvements, applications and potential collaborations; (2) expectations regarding sales to infant formula licensees; (3) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and purchase of third-party manufactured oils; (4) expectations regarding production capacity, timing of production capacity growth and the cost of expansion; and (5) expectations regarding intellectual property protection. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth above and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s Form 10-K for the fiscal year ended October 31, 2004 and other filed reports on Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended January 31,
	2005	2004
Revenues:
Product sales	$63,111	$32,231
Contract manufacturing sales	3,378	3,344

Total revenues	66,489	35,575

Costs and expenses:
Cost of product sales	36,102	19,525
Cost of contract manufacturing sales	2,804	2,709
Research and development	4,816	4,027
Selling, general and administrative	8,145	5,797
Other operating expenses	3,485	450

Total costs and expenses	55,352	32,508

Income from operations	11,137	3,067
Other income, net	—	284

Income before income taxes	11,137	3,351
Provision for income taxes	4,065	—

Net income	$7,072	$3,351

Basic earnings per share	$0.24	$0.12

Diluted earnings per share	$0.23	$0.11

Shares used in computing basic earnings per share	29,614,831	28,330,649
Shares used in computing diluted earnings per share	30,577,066	30,898,912

Condensed Consolidated Balance Sheets Data

	January 31,
	2005	October 31, 2004
		(audited)
Assets:
Cash, cash equivalents and short-term investments	$67,547	$42,650
Other current assets	94,021	74,464
Property, plant and equipment, net	270,154	255,430
Deferred tax asset	45,594	49,378
Goodwill and other long-term assets, net	79,091	79,476

Total assets	$556,407	$501,398

Liabilities and stockholders’ equity:
Current liabilities	$46,028	$48,919
Non-current liabilities	74,088	106,315
Stockholders' equity	436,291	346,164

Total liabilities and stockholders’ equity	$556,407	$501,398

Condensed Consolidated Cash Flow Data

	Three months ended January 31,
	2005	2004
Operating activities:
Net income	$7,072	$3,351
Non-cash items	8,759	1,509
Changes in operating assets and liabilities, net	(17,304)	(12,601)

Net cash used in operating activities	(1,473)	(7,741)

Investing activities:
Expenditures for property, plant and equipment	(26,316)	(55,991)
Other investing activities, net	3,734	(1,874)

Net cash used in investing activities	(22,582)	(57,865)

Financing activities:
Repayments of notes payable and other long-term obligations	(4,138)	(2,315)
(Repayments) borrowings under revolving credit facility	(30,000)	20,000
Proceeds from the exercise of stock options	1,627	15,533
Proceeds from the issuance of common stock, net	81,463	—

Net cash provided by financing activities	48,952	33,218

Net change in cash, cash equivalents and short-term investments	24,897	(32,388)
Cash, cash equivalents and short-term investments, beginning of period	42,650	96,971

Cash, cash equivalents and short-term investments, end of period	$67,547	$64,583